Exhibit 99.1

Index to Condensed Consolidated Financial Statements of Smurfit Kappa Group plc

Condensed Consolidated Balance Sheets (Unaudited)

(in $ millions, except share and per share data)

	As of
	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents, including restricted cash (amounts related to consolidated variable interest entities of $6 million and $3 million at June 30, 2024 and December 31, 2023, respectively)	$3,325	$1,000
Accounts receivable (amounts related to consolidated variable interest entities of $798 million and $816 million at June 30, 2024 and December 31, 2023, respectively)	1,981	1,806
Inventories	1,184	1,203
Other current assets	586	561
Total current assets	7,076	4,570
Property plant and equipment, net	5,576	5,791
Goodwill	2,757	2,842
Intangibles, net	207	218
Other non-current assets	616	630
Total assets	$16,232	$14,051
Liabilities and Equity
Current liabilities:
Accounts payable	$1,545	$1,728
Accrued compensation and benefits	387	438
Current portion of debt	387	78
Other current liabilities	756	762
Total current liabilities	$3,075	$3,006
Non-current debt due after one year	6,045	3,669
Pension liabilities and other postretirement benefits, net of current portion	491	537
Other non-current liabilities	680	665
Total liabilities	$10,291	$7,877
Commitments and Contingencies (Note 12)	—	—
Equity:
Common stock, €0.001 par value; and 9,910,931,085 shares authorized; 261,094,836 and 260,354,342 shares outstanding at June 30, 2024 and December 31, 2023, respectively	—	—
Convertible Class A, B, C & D stock of €0.001 par value; and 7,068,915; 30,000,000; 30,000,000; and 75,000,000 shares authorized; and Nil; 2,089,514; 2,089,514 and 786,486 shares outstanding, respectively at June 30, 2024 and December 31, 2023	—	—
Treasury stock, at cost (2,037,589, and 1,907,129 common stock as of June 30, 2024, and December 31, 2023, respectively)	(93)	(91)
Capital in excess of par value	3,580	3,575
Accumulated other comprehensive loss	(1,071)	(847)
Retained earnings	3,509	3,521
Total stockholders’ equity	$5,925	$6,158
Non-controlling interests	$16	$16
Total equity	$5,941	$6,174
Total liabilities and equity	$16,232	$14,051

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Condensed Consolidated Statements of Operations (Unaudited)

(in $ millions, except share and per share data)

	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net sales	$2,969	$3,076	$5,899	$6,316
Cost of goods sold	(2,276)	(2,288)	(4,496)	(4,705)
Gross profit	693	788	1,403	1,611
Selling, general and administrative expenses	(389)	(394)	(769)	(773)
Transaction-related expenses associated with the Combination	(60)	—	(83)	—
Operating profit	244	394	551	838
Pension and other postretirement non-service expense, net	(29)	(10)	(39)	(20)
Interest expense, net	(33)	(37)	(58)	(70)
Other income (expense), net	5	(8)	—	(15)
Income before income taxes	187	339	454	733
Income tax expense	(55)	(72)	(131)	(185)
Net income	132	267	323	548
Less: Net income attributable to non-controlling interests	—	—	—	—
Net income attributable to common stockholders	$132	$267	$323	$548

Basic earnings per share attributable to common stockholders	$0.51	$1.03	$1.25	$2.12

Diluted earnings per share attributable to common stockholders	$0.51	$1.03	$1.24	$2.11

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

(in $ millions, except share and per share data)

	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Consolidated net income	$132	$267	$323	$548
Other comprehensive (loss) income, net of tax
Defined benefit pension and other postretirement benefit plans:
Net actuarial loss arising during period	—	—	(1)	—
Amortization and settlement recognition of net actuarial loss	21	6	28	12
Foreign currency gain (loss) - pensions	3	(9)	13	(26)
Foreign currency:
Foreign currency translation (loss) gain	(151)	67	(267)	258
Derivatives:
Changes in fair value of cash flow hedges	6	(2)	3	(4)
Other comprehensive (loss) income, net of tax	(121)	62	(224)	240
Comprehensive income	11	329	99	788
Less: Comprehensive income attributable to non-controlling interests	—	—	—	—
Comprehensive income attributable to common stockholders	$11	$329	$99	$788

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in $ millions, except share and per share data)

	Six months ended
	June 30, 2024	June 30, 2023
Operating activities:
Consolidated net income	$323	$548
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation, depletion and amortization	308	283
Share-based compensation expense	31	36
Deferred tax benefit	(10)	(12)
Pension and other postretirement funding more than cost	(4)	(25)
Other	(1)	4

Change in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	(236)	(30)
Inventories	(20)	132
Other assets	(105)	(13)
Accounts payable	(12)	(328)
Income taxes payable or refundable	63	9
Accrued liabilities and other	45	(34)
Net cash provided by operating activities	$382	$570

Investing activities:
Capital expenditures	$(385)	$(459)
Cash paid for purchase of businesses, net of cash acquired	(28)	—
Receipt of capital grants	1	2
Proceeds from sale of property, plant and equipment	3	1
Deferred consideration paid	(1)	(4)
Net cash used for investing activities	$(410)	$(460)

Financing activities:
Additions to debt	$2,812	$69
Net repayments of revolving credit facility	(4)	(4)
Repayments of debt	(33)	(44)
Repayments of lease liabilities	(1)	(2)
Debt issuance costs	(29)	—
Purchases of treasury stock	(27)	(30)
Cash dividends paid to stockholders	(335)	(299)
Other	(1)	—
Net cash provided by (used for) financing activities	$2,382	$(310)

Increase (decrease) in cash, cash equivalents and restricted cash	$2,354	$(200)
Cash, cash equivalents and restricted cash at beginning of period	1,000	841
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(29)	27
Cash, cash equivalents and restricted cash at end of period	$3,325	$668

Supplemental cash flow information:
Cash paid for interest, net of interest received	$14	$68
Cash paid for income taxes, net of refunds	$79	$187

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Condensed Consolidated Statements of Changes in Equity (Unaudited)

(in $ millions, except share and per share data)

The following table presents a summary of the changes in equity for the three months ended June 30, 2023:

	Common Stock		Capital in Excess of Par value	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity	Non-controlling Interest	Total
	Shares	Amount		Amount
Balance at March 31, 2023	260	$—	$3,529	$(92)	$3,368	$(1,031)	$5,774	$15	$5,789
Net income	—	—	—	—	267	—	267	—	267
Other comprehensive income, net of tax	—	—	—	—	—	62	62	—	62
Share-based payments	—	—	18	—	—	—	18	—	18
Dividends declared (€1.08 per share)	—	—	—	—	(299)	—	(299)	—	(299)
Balance at June 30, 2023	260	$—	$3,547	$(92)	$3,336	$(969)	$5,822	$15	$5,837

The following table presents a summary of the changes in equity for the three months ended June 30, 2024:

	Common Stock		Capital in Excess of Par value	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity	Non-controlling Interest	Total
	Shares	Amount		Amount
Balance at March 31, 2024	261	$—	$3,564	$(93)	$3,712	$(950)	$6,233	$16	$6,249
Net income	—	—	—	—	132	—	132	—	132
Other comprehensive loss, net of tax	—	—	—	—	—	(121)	(121)	—	(121)
Share-based payments	—	—	16	—	—	—	16	—	16
Dividends declared (€1.18 per share)	—	—	—	—	(335)	—	(335)	—	(335)
Balance at June 30, 2024	261	$—	$3,580	$(93)	$3,509	$(1,071)	$5,925	$16	$5,941

The following table presents a summary of the changes in equity for the six months ended June 30, 2023:

	Common Stock		Capital in Excess of Par value	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity	Non-controlling Interest	Total
	Shares	Amount		Amount
Balance at December 31, 2022	259	$—	$3,528	$(78)	$3,087	$(1,209)	$5,328	$15	$5,343
Net income	—	—	—	—	548	—	548	—	548
Other comprehensive income, net of tax	—	—	—	—	—	240	240	—	240
Share-based payments	—	—	35	—	—	—	35	—	35
Issuance of common stock	1	—	—	—	—	—	—	—	—
Purchases of treasury stock	—	—	—	(30)	—	—	(30)	—	(30)
Shares distributed by Smurfit Kappa Employee Trust	—	—	(16)	16	—	—	—	—	—
Dividends declared (€1.08 per share)	—	—	—	—	(299)	—	(299)	—	(299)
Balance at June 30, 2023	260	$—	$3,547	$(92)	$3,336	$(969)	$5,822	$15	$5,837

The following table presents a summary of the changes in equity for the six months ended June 30, 2024:

	Common Stock		Capital in Excess of Par value	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity	Non-controlling Interest	Total
	Shares	Amount		Amount
Balance at December 31, 2023	260	$—	$3,575	$(91)	$3,521	$(847)	$6,158	$16	$6,174
Net income	—	—	—	—	323	—	323	—	323
Other comprehensive loss, net of tax	—	—	—	—	—	(224)	(224)	—	(224)
Share-based payments	—	—	30	—	—	—	30	—	30
Issuance of common stock	1	—	—	—	—	—	—	—	—
Purchases of treasury stock	—	—	—	(27)	—	—	(27)	—	(27)
Shares distributed by Smurfit Kappa Employee Trust	—	—	(25)	25	—	—	—	—	—
Dividends declared (€1.18 per share)	—	—	—	—	(335)	—	(335)	—	(335)
Balance at June 30, 2024	261	$—	$3,580	$(93)	$3,509	$(1,071)	$5,925	$16	$5,941

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

1. Description of Business and Summary of Significant Accounting Policies

1.1. Description of Business

Unless the context otherwise requires, “we”, “us”, “our”, “Smurfit Kappa” and “the Company” refer to the business of Smurfit Kappa Group plc, its wholly-owned subsidiaries and its partially-owned consolidated subsidiaries.

We are a multinational manufacturer, distributor and seller of containerboard, corrugated containers and other paper-based packaging products. We partner with our customers to provide differentiated, sustainable paper and packaging solutions that enhance our customers prospects of success in their markets. Our team members support customers around the world from our operating and business locations in Europe and the Americas.

1.2. Basis of Presentation and Principles of Consolidation

Our independent registered public accounting firm has not audited the accompanying interim financial statements. We derived the Condensed Consolidated Balance Sheet at December 31, 2023 from the audited Consolidated Financial Statements of the Company for the year ended December 31, 2023 (the “2023 Consolidated Financial Statements”) included in the Proxy Statement/ Prospectus of Smurfit WestRock Limited (now known as Smurfit Westrock plc) dated April 26, 2024 (file number 333-278185). In the opinion of management, all normal recurring adjustments necessary for the fair statement of the Consolidated Financial Statements have been included for the interim periods reported.

The interim financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) for interim financial information and with Article 10 of Regulation S-X of the Securities and Exchange Commission (“SEC”). Accordingly, they omit certain notes and other information from the 2023 Consolidated Financial Statements. Therefore, these interim financial statements should be read in conjunction with the 2023 Consolidated Financial Statements. The results for the three and six months ended June 30, 2024 are not necessarily indicative of results that may be expected for the full year.

1.3. Transaction Agreement with WestRock Company

On September 12, 2023, Smurfit Kappa and WestRock Company, a public company incorporated in Delaware (“WestRock”), announced they had reached a definitive agreement on the terms of a proposed combination (the “Transaction Agreement”).

On July 5, 2024, pursuant to the Transaction Agreement between Smurfit Kappa, WestRock, Smurfit Westrock plc (formerly Smurfit WestRock Limited) (“Smurfit Westrock”) and Sun Merger Sub, LLC (“Merger Sub”): (i) Smurfit Westrock acquired Smurfit Kappa by means of a scheme of arrangement (the “Scheme”) under the Companies Act 2014 of Ireland (as amended) (the “Smurfit Kappa Share Exchange”), and (ii) Merger Sub merged with and into WestRock, with WestRock continuing as the surviving entity (the “Merger,” and together with the Smurfit Kappa Share Exchange, the “Combination”).

Pursuant to the Transaction Agreement, on July 5, 2024 each issued ordinary share, par value €0.001 per share, of Smurfit Kappa (a “Smurfit Kappa Share”) was exchanged for one ordinary share, par value $0.001 per share, of Smurfit Westrock (a “Smurfit Westrock Share”) and, in exchange for the net assets of WestRock acquired through the Merger, each share of common stock, par value $0.01 per share, of WestRock (the “WestRock Common Stock”), was converted into the right to receive one Smurfit Westrock Share and $5.00 in cash (the “Merger Consideration”) for an aggregate cash consideration of $1,291 million and issuance of 258,228,403 shares to WestRock shareholders.

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

1. Description of Business and Summary of Significant Accounting Policies - continued

1.3. Transaction Agreement with WestRock Company - continued

Upon completion of the Combination, Smurfit Kappa and WestRock each became wholly owned subsidiaries of Smurfit Westrock with Smurfit Kappa shareholders owning approximately 50.4% and WestRock shareholders owning approximately 49.6%. Prior to the closing of the Combination, Smurfit Westrock had no operations other than activities related to its formation and the Combination.

The combined group is headquartered and domiciled in Dublin, Ireland, with North and South American headquarters in Atlanta, Georgia, U.S. Smurfit Westrock has a dual listing on the New York Stock Exchange (“NYSE”) and the standard listing segment of the Official List of the Financial Conduct Authority (“FCA”), and the Smurfit Westrock Shares have been admitted to trading on the NYSE and the main market for listed securities of the London Stock Exchange (“LSE”).

WestRock is a multinational provider of sustainable fiber-based paper and packaging solutions. Smurfit Kappa anticipates that the combination of WestRock’s highly complementary paper-based packaging companies will enhance Smurfit Kappa and WestRock’s existing offerings and will generate run-rate synergies.

Due to the limited time between the transaction date of July 5, 2024 and the Company’s filing of these financial statements for the quarter ended June 30, 2024 on this Form 8-K, initial accounting for the business combination is incomplete and the Company is not yet able to disclose the provisional amounts to be recognized as of the acquisition date for assets acquired and liabilities assumed, pro forma financial information and other disclosures. The Company expects to provide preliminary purchase price allocation information as part of Smurfit Westrock’s Form 10-Q for the quarter ending September 30, 2024.

During the three and six months ended June 30, 2024 the Company incurred transaction-related expenses associated with the Combination of $60 million and $83 million, respectively, these comprised primarily of legal and other professional services (three and six months ended June 30, 2023 $— million and $— million, respectively).

1.4. Significant Accounting Policies

See “Note 1. Description of Business and Summary of Significant Accounting Policies” in the 2023 Consolidated Financial Statements for a summary of our significant accounting policies.

1.5. New Accounting Standards Recently Adopted

In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805) – Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.” This ASU requires an entity to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606, “Revenue from Contracts with Customers”. This ASU is intended to reduce diversity in practice and increase comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of and after a business combination. This ASU is effective for fiscal years beginning after December 15, 2022, including interim periods therein, with early adoption permitted. The adoption of this ASU did not have a material impact on our Condensed Consolidated Financial Statements.

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

1. Description of Business and Summary of Significant Accounting Policies - continued

1.6. New Accounting Standards Not Yet Adopted

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The ASU requires an entity to disclose incremental segment information, including enhanced disclosures about significant segment expenses. ASU 2023-07 is effective for the Company’s annual reporting periods beginning after December 15, 2023 and for interim periods beginning after December 15, 2024. Adoption is a fully retrospective method of transition. Early adoption is permitted. The Company is currently evaluating the effect that adoption of ASU 2023-07 will have on its Consolidated Financial Statements.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The ASU requires the annual financial statements to include consistent categories and greater disaggregation of information in the rate reconciliation, and income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for the Company’s annual reporting periods beginning after December 15, 2024. Adoption is either with a prospective method or a fully retrospective method of transition. Early adoption is permitted. The Company is currently evaluating the effect that adoption of ASU 2023-09 will have on its Consolidated Financial Statements.

2. Segment Information

The Chief Operating Decision Maker is determined to be the executive management team responsible for assessing performance, allocating resources and making strategic decisions. We have identified two operating segments (Europe and the Americas), which are also our reportable segments. No operating segments have been aggregated for disclosure purposes.

The Europe and the Americas segments are each highly integrated within the segment and there are many interdependencies within these operations. They include a system of mills and plants that primarily produce a full line of containerboard that is converted into corrugated containers within each segment. In addition, the Europe segment also produces types of paper, such as solid board, sack kraft paper, machine glazed and graphic paper, and other paper-based packaging, such as honeycomb, solid board packaging and folding cartons; and bag-in-box packaging (located in Europe, Argentina, Canada, Mexico and the U.S.). The Americas segment, which includes a number of Latin American countries and the U.S., also comprises forestry; types of paper, such as boxboard and sack paper; and paper-based packaging, such as folding cartons, honeycomb and paper sacks.

Segment profit is measured based on Adjusted EBITDA, defined as net income before taxes, interest expense, net, depreciation, depletion and amortization, goodwill impairment, impairment of other assets, transaction-related expenses associated with the Combination, restructuring costs, legislative or regulatory fines and reimbursements, share-based compensation expense, pension expense (excluding current service cost) and other income (expense), net.

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

2. Segment Information - continued

Inter-segment transfers or transactions are entered into under normal commercial terms and conditions that would also be available to unrelated third parties. Inter-segment transactions are not material.

The following tables show selected financial data for our segments and the required reconciliations of segmental assets to the amounts reported in the Condensed Consolidated Balance Sheets:

	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net sales:
Europe	$2,207	$2,350	$4,397	$4,850
The Americas	762	726	1,502	1,466
Total	$2,969	$3,076	$5,899	$6,316

Adjusted EBITDA:
Europe	$355	$432	$733	$904
The Americas	146	140	259	284
Total	501	572	992	1,188
Unallocated corporate costs	(21)	(16)	(37)	(31)
Depreciation, depletion and amortization	(160)	(143)	(308)	(283)
Transaction-related expenses associated with the Combination	(60)	—	(83)	—
Legislative or regulatory fines and reimbursements	—	—	18	—
Interest expense, net	(33)	(37)	(58)	(70)
Pension expense (excluding current service cost)	(29)	(10)	(39)	(20)
Share-based compensation expense	(16)	(19)	(31)	(36)
Other income (expense), net	5	(8)	—	(15)
Income before income taxes	$187	$339	$454	$733

Depreciation, depletion and amortization by reportable segment were:

	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Depreciation, depletion and amortization:
Europe	$(113)	$(109)	$(229)	$(218)
The Americas	(47)	(33)	(79)	(64)
Corporate	—	(1)	—	(1)
Total	$(160)	$(143)	$(308)	$(283)

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

2. Segment Information - continued

Capital expenditures for the acquisition of long-lived assets by reportable segment were:

	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Capital expenditures:(1)
Europe	$120	$167	$220	$304
The Americas	86	93	152	161
Corporate	1	—	1	—
Total	$207	$260	$373	$465

Total assets by segment were:

	June 30,	December 31,
	2024	2023
Assets:
Europe	$9,591	$9,672
The Americas	3,346	3,391
Corporate(2)	3,295	988
Total	$16,232	$14,051

(1) Segment capital expenditure comprises additions to Property, plant and equipment net, Operating lease right-of-use assets net, Finance lease right-of-use assets net, Goodwill, Intangible assets, net and includes additions resulting from acquisitions through business combinations.

(2) Corporate assets are composed primarily of Pension assets, Property, plant and equipment net, Derivative financial instruments, Deferred tax assets, Income taxes refundable and Cash and cash equivalents.

3. Revenue Recognition

Disaggregated Revenue

Revenue is derived almost entirely from the sale of goods and is disclosed based on the location of production.

The following tables summarize our disaggregated revenue by product type for the three and six month periods ended June 30, 2024 and 2023:

	Three months ended
	Europe	The Americas	Total	Europe	The Americas	Total
	June 30, 2024	June 30, 2024	June 30, 2024	June 30, 2023	June 30, 2023	June 30, 2023
Revenue by product:
Paper	$356	$46	$402	$341	$38	$379
Packaging	1,851	716	2,567	2,009	688	2,697
Total	$2,207	$762	$2,969	$2,350	$726	$3,076

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

3. Revenue Recognition - continued

	Six months ended
	Europe	The Americas	Total	Europe	The Americas	Total
	June 30, 2024	June 30, 2024	June 30, 2024	June 30, 2023	June 30, 2023	June 30, 2023
Revenue by product:
Paper	$690	$89	$779	$721	$80	$801
Packaging	3,707	1,413	5,120	4,129	1,386	5,515
Total	$4,397	$1,502	$5,899	$4,850	$1,466	$6,316

Packaging revenue is derived mainly from the sale of corrugated products. The remainder of packaging revenue is composed of bag-in-box and other paper-based packaging products.

4. Accounts Receivable

	June 30,	December 31,
	2024	2023
Current
Accounts receivable- third parties	$2,126	$1,976
Less: Sales bonuses and rebates allowances	(91)	(114)
Less: Allowance for credit losses	(54)	(56)
Accounts receivable	$1,981	$1,806

5. Inventories

	June 30,	December 31,
	2024	2023
Inventories are as follows:
Finished goods	$504	$514
Work in process	58	52
Raw materials	334	348
Consumables and spare parts	288	289
Total inventories	$1,184	$1,203

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

6. Property, Plant and Equipment

Property, plant and equipment consists of the following:

	June 30,	December 31,
	2024	2023
Property, plant and equipment at cost:
Land and buildings	$2,620	$2,679
Forestlands	75	78
Plant and equipment	8,734	8,860
Construction in progress	613	656
Finance lease right-of-use assets	32	32
Less: Accumulated depreciation, depletion and amortization	(6,498)	(6,514)
Property, plant and equipment, net	$5,576	$5,791

Depreciation expense for the three months ended June 30, 2024 and 2023, was $149 million and $130 million, respectively, and for the six months ended June 30, 2024 and 2023, was $285 million and $258 million, respectively.

7. Debt

The following were individual components of debt (in $ millions):

	June 30,	December 31,
	2024	2023
	Carrying value	Carrying value
Revolving credit facility due 2026	$—	$4
€100 million receivables securitization variable funding notes due 2026	5	6
€230 million receivables securitization variable funding notes due 2026	13	14
$292.3 million senior debentures due 2025	295	294
€250 million senior notes due 2025	271	279
€1,000 million senior notes due 2026	1,085	1,121
€750 million senior notes due 2027	806	832
€500 million senior green notes due 2029	537	553
€500 million senior green notes due 2033	539	553
$750 million senior green notes due 2030	759	—
$1,000 million senior green notes due 2034	1,013	—
$1,000 million senior green notes due 2054	1,014	—
Bank loans	110	68
Finance lease obligations	27	29
Bank overdrafts	4	16
Total debt	$6,478	$3,769
Less: Current portion of debt	(387)	(78)
Debt issuance costs	(46)	(22)
Non-current debt due after one year	$6,045	$3,669

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

7. Debt - continued

Our borrowing agreements contain certain covenants that restrict our flexibility in certain areas such as incurrence of additional indebtedness and the incurrence of liens. Our borrowing agreements also contain financial covenants, the primary ones being a maximum net borrowings to covenant EBITDA (as defined in the relevant debt facility agreement) of 3.75 times and a minimum covenant EBITDA to net interest of 3.00 times. We were in compliance with all covenants as of the reporting dates. At June 30, 2024, as defined in the relevant facility agreement, adjusted net borrowings to covenant EBITDA was 1.7 times (December 31, 2023: 1.4 times) and covenant EBITDA to net interest was 16.0 times (December 31, 2023: 15.6 times).

For the terms attached to the Revolving Credit Facility (“RCF”), the senior notes (other than those senior notes issued during the three months period ended June 30, 2024) and the receivables securitization facilities, refer to the narrative included in the Debt note of the 2023 Consolidated Financial Statements. The carrying amount of the borrowings designated as net investment hedges, as outlined therein, has not changed materially and no ineffectiveness was recognized in the period.

The carrying value of the Company’s debt with fixed interest rates, net of deferred issue costs, was $6,274 million at June 30, 2024 (December 31, 2023: $3,615 million). The related fair value (Level 2) of this debt at June 30, 2024 was $6,026 million (December 31, 2023: $3,379 million).

As of June 30, 2024, the gross amount of receivables collateralizing the €100 million 2026 trade receivables securitization programs were €325 million (December 31, 2023: €327 million). The gross amount of receivables collateralizing the €230 million 2026 trade receivables securitization program at June 30, 2024 was €424 million (December 31, 2023: €415 million). In accordance with the contractual terms, the counterparty has recourse to the securitized debtors. Given the short-term nature of the securitized receivables and the variable floating rates, the carrying amount of the securitized receivables and the associated liabilities reported on the Condensed Consolidated Balance Sheets is estimated to approximate fair value. At June 30, 2024, the restricted cash related to these facilities are deemed immaterial for all periods presented.

Bridge Facility Agreement:

In connection with the Combination, the Company entered into a bridge facility agreement in the amount of $1,500 million which was available to finance, (directly or indirectly) the cash consideration of the Combination and/or fees, commissions, costs and expenses payable in relation to the Combination. The bridge facility agreement was due to mature in December 2024, however, on April 3, 2024, Smurfit Kappa Treasury Unlimited Company, a wholly owned subsidiary of Smurfit Kappa, (“SK Treasury”), issued $2,750 million in aggregate principal amount of senior unsecured notes, which automatically cancelled the commitments under the bridge facility agreement. See “Senior Notes Issued During the Three Months Period ended June 30, 2024” below for further details of the senior unsecured notes issued during the three months ended June 30, 2024.

Senior Notes Issued During the Three Months Period ended June 30, 2024:

On April 3, 2024, SK Treasury completed an offering in the aggregate principal amount of $2,750 million of senior unsecured notes in three series, comprised of the following: $750 million aggregate principal amount of 5.200% senior notes due 2030 (the “2030 Notes”), $1,000 million aggregate principal amount of 5.438% senior notes due 2034 (the “2034 Notes”) and $1,000 million aggregate principal amount of 5.777% senior notes due 2054 (the “2054 Notes” and, together with the 2030 Notes and 2034 Notes, the “Notes” or the “Financing”) (such offering, the “Notes Offering”).

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

7. Debt - continued

SK Treasury intends to (a) use the proceeds from the Notes Offering (i) to finance the payment of the cash consideration of the Combination; (ii) to finance the payment of fees, commissions, costs and expenses in relation to the Combination and the Notes Offering; and (iii) for general corporate purposes, including the repayment of indebtedness, and (b) use an amount equivalent to the proceeds from the Notes Offering to finance or refinance a portfolio of eligible green projects in accordance with Smurfit Kappa’s Green Finance Framework, which Smurfit Kappa may, in the future, update in line with developments in the market.

New Credit Agreement

On June 28, 2024, conditional upon the closing of the Combination, the Company entered into a Multicurrency Term and Revolving Facilities Agreement (the "New Credit Agreement") with certain lenders and Wells Fargo Bank, National Association, as agent, providing for (i) a U.S. dollar term loan facility in an aggregate principal amount of $600 million (the “Term Loan Facility”), (ii) a multicurrency revolving loan facility in an aggregate principal amount of $4,500 million including a swingline sub-facility in an aggregate principal amount of $500 million (together, the “New RCF”).

The Term Loan Facility was subsequently cancelled after period end, refer to Note 16. Subsequent Events for details.

Loans under the New RCF may be drawn in U.S. dollars, Euro, Sterling, Swiss francs, Japanese yen, Swedish kronor and Canadian dollars, with a borrower (or the obligors’ agent on behalf of a borrower) selecting the currency of a loan under the New RCF. The loans under the New RCF will attract interbank interest rates applicable to each currency plus an applicable interest rate margin. Unused revolving commitments under the New RCF will accrue a commitment fee equal to a percentage of the applicable interest rate margin. The New RCF also requires the payment of a utilization fee calculated on outstanding revolving loans, based on the utilization rate of the New RCF. The New RCF has an initial term of five years from the date of the New Credit Agreement, which may be extended on two occasions by up to an aggregate of two years. The New RCF is unsecured.

8. Interest

The components of interest expense, net is as follows:

	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Interest expense	$(75)	$(43)	$(112)	$(83)
Interest income	42	6	54	13
Interest expense, net(1)	$(33)	$(37)	$(58)	$(70)

(1) Total cash paid for interest, net of interest received was $14 million and $68 million for the six months ended June 30, 2024 and June 30, 2023, respectively. Of this, capitalized interest paid was $2 million and $5 million for the six months ended June 30, 2024 and June 30, 2023, respectively.

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

9. Income Taxes

The effective tax rate for the three and six months ended June 30, 2024 was 29.4% and 28.9%, respectively. The effective tax rates were impacted by (i) the geographical mix of income in jurisdictions subject to tax at different tax rates, (ii) the tax effects of transaction expenses associated with the Combination, which were generally not deductible for tax, partially offset by (iii) non-recurring income not subject to tax; (iv) a reduction in tax on unremitted foreign earnings and; (v) other non-recurring items.

The effective tax rate for the three and six months ended June 30, 2023 was 21.2% and 25.2%, The effective tax rates were impacted by (i) the geographical mix of income including income from foreign jurisdictions subject to tax at different tax rates and (ii) the tax effects of the disposal of the Russian operations.

During the six months ended June 30, 2024 and June 30, 2023, cash paid for income taxes, net of refunds, was $79 million and $187 million, respectively.

10. Retirement Plans

The net periodic benefit cost recognized in the Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2024 and June 30, 2023, respectively, is composed of the following:

	Defined Benefit Pension Plans
	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Service cost(1)	$5	$4	$10	$8
Interest cost	21	21	42	42
Expected return on assets	(22)	(21)	(44)	(42)
Amortization of:
Net actuarial loss	10	8	20	16
Settlement loss(2)	19	—	19	—
Net periodic benefit cost	$33	$12	$47	$24

	Other Postretirement Benefit Plans
	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Service cost(1)	$2	$2	$4	$4
Interest cost	1	2	3	4
Expected return on assets	—	—	(1)	—
Net periodic benefit cost	$3	$4	$6	$8

(1) Service cost is included within Cost of goods sold and Selling, general and administrative expenses while all other components are recorded within Pension and other postretirement non-service expense, net.

(2) As part of the Company’s pension de-risking strategy, annuities were purchased with an insurance company for the pensioners in our Irish Executive Fund during the three months ended June 30, 2024. As a result of this transaction, a settlement loss occurred when approximately 70% of the projected benefit obligation was settled.

Pension Plan Contributions and Benefit Payments

Established funding standards govern the funding requirements for our qualified and approved pensions in various jurisdictions. We fund the benefit payments of our non-qualified or unfunded plans as benefit payments come due.

The Company’s contributions for the three and six months ended June 30, 2024 and June 30, 2023, respectively, were as follows:

	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Defined Benefit Pension Plans Contributions	29	28	51	51
Other Postretirement Benefit Plans Contributions	3	4	6	6

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

11. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share (in $ millions, except per share data):

	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Numerator:
Net income attributable to common stockholders	$132	$267	$323	$548

Denominator:
Basic weighted average shares outstanding	259,057,247	258,196,415	259,085,204	258,286,731
Effect of dilutive share options	1,314,629	985,980	1,278,767	1,021,356
Diluted weighted average shares outstanding	260,371,876	259,182,395	260,363,971	259,308,087

Basic earnings per share attributable to common stockholders	$0.51	$1.03	$1.25	$2.12

Diluted earnings per share attributable to common stockholders	$0.51	$1.03	$1.24	$2.11

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares.

12. Commitments and Contingencies

Legal Proceedings

We are a party to various legal actions arising in the ordinary course of our business. The Company recorded legal liabilities of $70 million and $78 million as of June 30, 2024 and December 31, 2023, respectively. While the ultimate results of the legal proceedings against us cannot be predicted, we believe the resolutions of these matters will not have a material adverse effect on our results of operations, financial condition or cash flows.

Other

We are involved in various other inquiries, administrative proceedings and litigation relating to dilapidations, employee compensation in certain countries and numerous other items. Assessments of lawsuits and claims can involve a series of complex judgments about future events, can rely heavily on estimates and assumptions, and are otherwise subject to significant uncertainties. As a result, there can be no certainty that the Company will not ultimately incur charges in excess of presently recorded liabilities. The Company believes that loss contingencies arising from pending matters, including the matters described herein, will not have a material effect on the consolidated financial position or liquidity of the Company. However, in light of the inherent uncertainties involved in pending or threatened legal matters, some of which are beyond the Company's control, and the large or indeterminate damages sought in some of these matters, a future adverse ruling, settlement, unfavorable development, or increase in accruals with respect to these matters could result in future charges that could be material to the Company's results of operations or cash flows in any particular reporting period. The Company recorded liabilities in respect of these other matters of $64 million and $69 million as of June 30, 2024 and December 31, 2023, respectively.

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

13. Variable Interest Entities

The Company is a party to two arrangements involving securitization of its trade receivables. The arrangements required the establishment of certain special purpose entities namely Smurfit Kappa International Receivables DAC, Smurfit Kappa Receivables plc and Smurfit Kappa European Packaging DAC (a subsidiary of Smurfit Kappa Receivables plc). The sole purpose of the securitization entities is the raising of finance for the Company using the receivables generated by certain operating entities, as collateral. Refer to Note 7 Debt for more information around the securitization entities. All entities are considered to be Variable Interest Entities.

The Company is the primary beneficiary of Smurfit Kappa International Receivables DAC, Smurfit Kappa European Packaging DAC and Smurfit Kappa Receivables plc, through various financing arrangements and due to the fact that it is responsible for the entities’ most significant economic activities.

The carrying amount of Smurfit Kappa International Receivables DAC, Smurfit Kappa Receivables plc, and Smurfit Kappa European Packaging DAC assets and liabilities, reported within the Condensed Consolidated Balance Sheets are set out in following table.

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents, including restricted cash	$6	$3
Accounts receivable	798	816
Total assets	804	819
Liabilities
Non-current debt due after one year	18	20
Total liabilities	$18	$20

14. Related Party Transactions

We sell products to and receive services from affiliated entities. These transactions are undertaken and settled at normal trading terms. No guarantees are given or received by either party. Related party balances and transactions were not material for any period presented.

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

15. Accumulated Other Comprehensive Loss

The tables below summarize the changes in accumulated other comprehensive loss by component for the three months ended June 30, 2023:

	Foreign Currency Translation	Cash Flow Hedges	Defined Benefit Pension and Postretirement Plans	Other Reserves(2)	Total(1)
Balance at March 31, 2023	$1,008	$23	$751	$(751)	$1,031

Other comprehensive (income) loss	(67)	2	3	—	(62)
Balance at June 30, 2023	$941	$25	$754	$(751)	$969

The tables below summarize the changes in accumulated other comprehensive loss by component for the three months ended June 30, 2024:

	Foreign Currency Translation	Cash Flow Hedges	Defined Benefit Pension and Postretirement Plans	Other Reserves(2)	Total(1)
Balance at March 31, 2024	$905	$19	$777	$(751)	$950

Other comprehensive (income) loss	151	(6)	(24)	—	121
Balance at June 30, 2024	$1,056	$13	$753	$(751)	$1,071

The tables below summarize the changes in accumulated other comprehensive loss by component for the six months ended June 30, 2023:

	Foreign Currency Translation	Cash Flow Hedges	Defined Benefit Pension and Postretirement Plans	Other Reserves(2)	Total(1)
Balance at December 31, 2022	$1,199	$21	$740	$(751)	$1,209

Other comprehensive (income) loss	(258)	4	14	—	(240)
Balance at June 30, 2023	$941	$25	$754	$(751)	$969

The tables below summarize the changes in accumulated other comprehensive loss by component for the six months ended June 30, 2024:

	Foreign Currency Translation	Cash Flow Hedges	Defined Benefit Pension and Postretirement Plans	Other Reserves(2)	Total(1)
Balance at December 31, 2023	$789	$16	$793	$(751)	$847

Other comprehensive (income) loss	267	(3)	(40)	—	224
Balance at June 30, 2024	$1,056	$13	$753	$(751)	$1,071

(1)All amounts are net of tax and non-controlling interest.

(2)This relates to a reverse acquisition reserve which arose on the creation of a new parent of the Company prior to the United Kingdom / Ireland listings.

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

15. Accumulated Other Comprehensive Loss - continued

A summary of the components of other comprehensive (loss) income, including non-controlling interest, for the three months ended June 30, 2024 and June 30, 2023, is as follows:

	Three months ended			Three months ended
	June 30, 2024			June 30, 2023
	Pre-Tax	Tax	Net of Tax	Pre-Tax	Tax	Net of Tax
Foreign currency translation (loss) gain	$(151)	$—	$(151)	$67	$—	$67
Defined benefit pension and other postretirement benefit plans:
Amortization and settlement recognition of net actuarial loss	29	(8)	21	8	(2)	6
Foreign currency gain (loss) - pensions	3	—	3	(9)	—	(9)
Derivatives:
Changes in fair value of cash flow hedges	6	—	6	(2)	—	(2)
Consolidated other comprehensive (loss) income	(113)	(8)	(121)	64	(2)	62
Less: Other comprehensive income attributable to non-controlling interests	—	—	—	—	—	—
Other comprehensive (loss) income attributable to common stockholders	$(113)	$(8)	$(121)	$64	$(2)	$62

A summary of the components of other comprehensive (loss) income, including non-controlling interest, for the six months ended June 30, 2024 and June 30, 2023, is as follows:

	Six months ended			Six months ended
	June 30, 2024			June 30, 2023
	Pre-Tax	Tax	Net of Tax	Pre-Tax	Tax	Net of Tax
Foreign currency translation (loss) gain	$(267)	$—	$(267)	$258	$—	$258
Defined benefit pension and other postretirement benefit plans:
Net actuarial loss arising during period	(1)	—	(1)	—	—	—
Amortization and settlement recognition of net actuarial loss	39	(11)	28	16	(4)	12
Foreign currency gain (loss) - pensions	13	—	13	(26)	—	(26)
Derivatives:
Changes in fair value of cash flow hedges	3	—	3	(4)	—	(4)
Consolidated other comprehensive (loss) income	(213)	(11)	(224)	244	(4)	240
Less: Other comprehensive income attributable to non-controlling interests	—	—	—	—	—	—
Other comprehensive (loss) income attributable to common stockholders	$(213)	$(11)	$(224)	$244	$(4)	$240

Smurfit Kappa Group plc

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions, except share and per share data)

16. Subsequent Events

Transaction Agreement with WestRock Company

On July 5, 2024, pursuant to the Transaction Agreement, Smurfit Kappa and WestRock completed the Combination. Upon completion of the Combination, Smurfit Kappa and WestRock each became wholly owned subsidiaries of Smurfit Westrock. For details, refer to Note 1.3. Transaction Agreement with WestRock Company.

Guarantee of Indebtedness

On July 5, 2024, in connection with the Combination, Smurfit Kappa and certain of Smurfit Kappa’s subsidiaries entered supplemental indentures to become guarantors of various outstanding debt securities issued by subsidiaries of WestRock. Also on July 5, 2024, Smurfit Kappa and certain of Smurfit Kappa’s subsidiaries entered a joinder agreement to become guarantors under the term loan credit agreement with CoBank, ACB, as administrative agent, as amended and restated, by and among WestRock, as guarantor, certain of its subsidiaries, as borrowers or guarantors, and the lenders thereto.

Cancellation of the New Credit Agreement Term Loan Facility and Existing RCF

On July 2, 2024, the Term Loan Facility of $600 million under the New Credit Agreement was cancelled prior to any drawdown and no early termination penalties were incurred as a result of the cancellation.

On July 5, 2024, the Company cancelled the €1,350 million existing RCF. There were no early termination penalties incurred as a result of the termination of the existing RCF.

Funding of the Cancellation of the WestRock Delayed Draw Term Loan Agreement

On July 5, 2024, following the Combination, the Company, in exchange for an intercompany loan with WestRock, funded the prepayment and cancellation of the $750 million delayed draw term loan agreement as held by WestRock at that date.

Dividend Approval

On July 26, 2024, Smurfit Westrock announced that its Board approved a quarterly dividend of $0.3025 per share on its ordinary shares. The quarterly dividend of $0.3025 per ordinary share is payable September 18, 2024 to shareholders of record at the close of business on August 15, 2024.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SMURFIT KAPPA

The following discussion and analysis of Smurfit Kappa’s financial condition and results of operations should be read in conjunction with Smurfit Kappa’s Condensed Consolidated Financial Statements and their related notes included above and our audited Consolidated Financial Statements and their related notes for the fiscal year ended December 31, 2023, as well as the information under the heading “Management’s Discussion and Analysis of the Financial Condition and results of Operations of Smurfit Kappa” that were disclosed in Smurfit Westrock plc’s (“Smurfit Westrock”) Registration Statement on Form S-4 (file number 333-278185) which was declared effective on April 26, 2024 (as supplemented by the prospectus filed with the SEC on April 26, 2024, the “Registration Statement”). This discussion contains forward-looking statements that involve risks and uncertainties. Smurfit Westrock’s future results could differ materially from the results of Smurfit Kappa discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors—Risks Relating to Smurfit Kappa’s Business” included in the Registration Statement, and the risks and uncertainties discussed in the “Risk Factors” and “Forward-Looking Statements” sections in the Annual Report of WestRock Company (“WestRock”) on Form 10-K for the year ended September 31, 2023, and in subsequent filings with the SEC. Please refer to the section below entitled “Cautionary Note Regarding Forward-Looking Statements."

Unless otherwise specified or the context otherwise requires, all references to “the Company” and “Smurfit Kappa” refer to Smurfit Kappa Group plc and its subsidiaries and their operations when referring to periods prior to the closing of the Combination, and references to “the Company” and “Smurfit Westrock” refer to the combined company, Smurfit Westrock plc, when referring the periods after the Combination.

Cautionary Note Regarding Forward-Looking Statements

This Exhibit 99.1 includes certain “forward-looking statements” (including within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) regarding, among other things, the plans, strategies, outcomes, and prospects, both business and financial, of Smurfit Kappa and Smurfit Westrock, the expected benefits of the completed Combination of Smurfit Kappa and WestRock Company (including, but not limited to, synergies), and any other statements regarding the Company’s and Smurfit Westrock’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance. Statements that are not historical facts, including statements about the beliefs and expectations of the management of the Company and/or Smurfit Westrock, are forward-looking statements. Words such as “may”, “will”, “could”, “should”, “would”, “anticipate”, “intend”, “estimate”, “project”, “plan”, “believe”, “expect”, “target”, “prospects”, “potential”, “commit”, “forecasts”, “aims”, “considered”, “likely”, “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the control of the Company. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from the current expectations of the Company depending upon a number of factors affecting its business, including risks associated with the integration and performance of the Company and Smurfit Westrock following the Combination.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include: developments related to pricing cycles and volumes; economic, competitive and market conditions generally, including macroeconomic uncertainty, customer inventory rebalancing, the impact of inflation and increases in energy, raw materials, shipping, labor and capital equipment costs; reduced supply of raw materials, energy and transportation, including from supply chain disruptions and labor shortages; intense competition; risks related to international sales and operations; the Company’s and Smurfit Westrock’s ability to respond to changing customer preferences and to protect intellectual property; results and impacts of acquisitions by the Company and Smurfit Westrock; the amount and timing of capital expenditures; evolving legal, regulatory and tax regimes; changes in economic, financial, political and regulatory conditions in Ireland, the United Kingdom, the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics (such as the COVID-19 pandemic), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent Irish, US or UK administrations; the ability of the Company and/or Smurfit Westrock to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic; the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets; the potential impairment of assets and goodwill; the scope, costs, timing and impact of any restructuring of operations and corporate and tax structure; actions by third parties, including government agencies; the Company’s and Smurfit Westrock’s ability to achieve the synergies and value creation contemplated by the Combination; the availability of sufficient cash to distribute dividends to Smurfit Westrock’s shareholders in line with current expectations; the Company’s and Smurfit Westrock’s ability to promptly and effectively integrate Smurfit Kappa’s and WestRock’s businesses; Smurfit Westrock’s ability to successfully implement strategic transformation initiatives; the Company’s and Smurfit Westrock’s significant levels of indebtedness; the impact of the Combination on the Company’s and Smurfit Westrock’s credit ratings; legal proceedings instituted against the Company, the Westrock Company and Smurfit Westrock; Smurfit Westrock’s ability to retain or hire key personnel; the Company’s and Smurfit Westrock’s ability to meet expectations regarding the accounting and tax treatments of the Combination, including the risk that the Internal Revenue Service may assert that the Company and/or Smurfit Westrock should be treated as a US corporation or be subject to certain unfavorable US federal income tax rules under Section 7874 of the Internal Revenue Code of 1986, as amended, as a result of the Combination; other factors such as future market conditions, currency fluctuations, the behavior of other market participants, the actions of regulators and other factors such as changes in the political, social and regulatory framework in which the Company’s group operates or in economic or technological trends or conditions, and other risk factors included in the Company’s, WestRock’s Company and Smurfit Westrock’s filings with the Securities and Exchange Commission.

Neither the Company nor any of its associates or directors, officers or advisers provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any such forward-looking statements will actually occur. You are cautioned not to place undue reliance on these forward-looking statements. Other than in accordance with its legal or regulatory obligations (including under the UK Listing Rules, the Disclosure Guidance and Transparency Rules, the UK Market Abuse Regulation and other applicable regulations), the Company is under no obligation, and the Company expressly disclaims any intention or obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

OVERVIEW

Smurfit Kappa is one of the world’s largest integrated manufacturers of paper-based packaging products in terms of volumes and sales, with operations in Europe, Latin America, North America and Africa. Smurfit Kappa owns and operates mills and plants which primarily produce a number of grades of containerboard that it converts into corrugated containers or sells to third parties. Smurfit Kappa also produces other types of paper, such as consumer packaging board, sack paper, graphic paper, solidboard and graphic board, and other paper-based packaging products, such as consumer packaging, solidboard packaging, paper sacks and other packaging products such as bag-in-box.

Transaction Agreement and Combination with WestRock

On September 12, 2023, Smurfit Kappa and WestRock Company, a public company incorporated in Delaware (“WestRock”), announced they had reached a definitive agreement on the terms of a proposed combination (the “Transaction Agreement”).

On July 5, 2024, pursuant to the Transaction Agreement between Smurfit Kappa, WestRock, Smurfit Westrock plc (formerly Smurfit WestRock Limited) (“Smurfit Westrock”) and Sun Merger Sub, LLC (“Merger Sub”): (i) Smurfit Westrock acquired Smurfit Kappa by means of a scheme of arrangement (the “Scheme”) under the Companies Act 2014 of Ireland (as amended) (the “Smurfit Kappa Share Exchange”), and (ii) Merger Sub merged with and into WestRock, with WestRock continuing as the surviving entity (the “Merger,” and together with the Smurfit Kappa Share Exchange, the “Combination”).

Pursuant to the Transaction Agreement, on July 5, 2024, each issued ordinary share, par value €0.001 per share, of Smurfit Kappa (a “Smurfit Kappa Share”) was exchanged for one ordinary share, par value $0.001 per share, of Smurfit Westrock (a “Smurfit Westrock Share”) and, in exchange for the net assets of WestRock acquired through the Merger, each share of common stock, par value $0.01 per share, of WestRock (the “WestRock Common Stock”), was converted into the right to receive one Smurfit Westrock Share and $5.00 in cash (the “Merger Consideration”) for an aggregate cash consideration of $1,291 million and issuance of 258,228,403 shares to WestRock shareholders.

Upon completion of the Combination, Smurfit Kappa and WestRock each became wholly owned subsidiaries of Smurfit Westrock with Smurfit Kappa shareholders owning approximately 50.4% and WestRock shareholders owning approximately 49.6%. Prior to the closing of the Combination, Smurfit Westrock had no operations other than activities related to its formation and the Combination.

Recent Developments

On July 2, 2024, a U.S. dollar term loan facility in an aggregate principal amount of $600 million (the “Term Loan Facility”) under a Multicurrency Term and Revolving Facilities Agreement (the “New Credit Agreement”) was cancelled prior to any drawdown and no early termination penalties were incurred as a result of the cancellation. On July 5, 2024, the Company cancelled the €1,350 million existing revolving credit facility (the “Existing RCF”). There were no early termination penalties incurred as a result of the termination of the Existing RCF.

On July 5, 2024, following the Combination, the Company, in exchange for an intercompany loan with WestRock, funded the prepayment and cancellation of the $750 million delayed draw term loan agreement as held by WestRock at that date.

See “Note 16. Subsequent Events” of the Notes to the Condensed Consolidated Financial Statements and “Liquidity and Capital Resources” for further details.

EXECUTIVE SUMMARY

Smurfit Kappa’s net sales decreased by $107 million, or 3.5%, to $2,969 million in the three months ended June 30, 2024, from $3,076 million in the three months ended June 30, 2023. Net sales decreased by $417 million, or 6.6%, to $5,899 million in the six months ended June 30, 2024, from $6,316 million in the six months ended June 30, 2023. The decrease in both the three and six months ended June 30, 2024, was primarily due to a lower selling price/mix, driven by lower box pricing in Europe, partly offset by an increase in Group corrugated volumes.

Net income attributable to common stockholders decreased by $135 million, or 50.0%, to $132 million in the three months ended June 30, 2024, from $267 million in the three months ended June 30, 2023. Net income attributable to common stockholders decreased by $225 million or 41.1% to $323 million in the six months ended June 30, 2024, from $548 million in the six months ended June 30, 2023. The decreases in both the three and six months ended June 30, 2024, was primarily due to a decrease in net sales and additional transaction-related expenses associated with the Combination, which were partially offset by a decrease in costs of goods sold driven by lower raw material and energy costs. A detailed review of Smurfit Kappa’s performance appears below under the paragraph entitled “Results of Operations.”

Net cash provided by operating activities decreased by $188 million, or 33.0%, to $382 million in the six months ended June 30, 2024 from $570 million in the six months ended June 30, 2023, primarily due to a $187 million decrease in net income adjusted for non-cash items, including depreciation, depletion and amortization, share-based compensation expense, deferred tax benefit, and pension and other postretirement funding more than cost. Additionally, net cash provided by operating activities decreased due to a $92 million decrease in cash from the move in other assets and $42 million for the move in working capital, partially offset by a $79 million increase in cash from the move in accrued liabilities and other and a $54 million increase in cash from the move in income taxes payable or refundable. The working capital outflow in the six months ended June 30, 2024 was $268 million, compared to a working capital outflow of $226 million in the six months ended June 30, 2023. The outflow in the six months ended June 30, 2024 was primarily due to an increase in accounts receivable as a result of higher box volumes in Europe.

See the paragraph entitled “Liquidity and Capital Resources” below for additional information.

RESULTS OF OPERATIONS

The following table summarizes Smurfit Kappa’s consolidated results for the three and six months ended June 30, 2024 and June 30, 2023:

	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
	($ in millions)
Net sales	2,969	3,076	5,899	6,316
Cost of goods sold	(2,276)	(2,288)	(4,496)	(4,705)
Gross profit	693	788	1,403	1,611
Selling, general and administrative expenses	(389)	(394)	(769)	(773)
Transaction-related expenses associated with the Combination	(60)	—	(83)	—
Operating profit	244	394	551	838
Pension and other postretirement non-service expense, net	(29)	(10)	(39)	(20)
Interest expense, net	(33)	(37)	(58)	(70)
Other income (expense), net	5	(8)	—	(15)
Income before income taxes	187	339	454	733
Income tax expense	(55)	(72)	(131)	(185)
Net income	132	267	323	548
Less: Net income attributable to non-controlling interests	—	—	—	—
Net income attributable to common stockholders	132	267	323	548

Results of operations for the three and six months ended June 30, 2024, compared to the three and six months ended June 30, 2023.

Net Sales

Net sales decreased by $107 million, or 3.5%, to $2,969 million in the three months ended June 30, 2024, from $3,076 million in the three months ended June 30, 2023. This decrease was primarily due to a reduction of $248 million due to a lower selling price/mix, driven by lower box pricing in Europe. The above decrease was partially offset by a net positive volume impact of $109 million primarily driven by an increase in box volumes of 3.2% in the Europe segment (excluding the impact of acquisitions), a $28 million net positive foreign currency impact primarily due to the weakening of the U.S. dollar against the Mexican Peso, Colombian Peso and Sterling, and a $4 million positive impact from acquisitions. See “Segment Information” below for more detail on Smurfit Kappa’s segment results.

Net sales decreased by $417 million, or 6.6%, to $5,899 million in the six months ended June 30, 2024, from $6,316 million in the six months ended June 30, 2023. This decrease was primarily due to a reduction of $642 million due to a lower selling price/mix, mainly attributable to lower box pricing in Europe. In addition, there was a net negative impact of $13 million from acquisitions and disposals, primarily due to the disposal of our Russian operations in March 2023. The above decreases were partially offset by a net positive volume impact of $148 million primarily driven by an increase in box volumes of 2.1% in the Europe segment (excluding the impact of acquisitions and disposals), and a $90 million net positive foreign currency impact primarily due to the weakening of the U.S. dollar against the Mexican Peso, Colombian Peso and Sterling. See “Segment Information” below for more detail on Smurfit Kappa’s segment results.

Cost of Goods Sold

Cost of goods sold decreased by $12 million, or 0.5%, to $2,276 million in the three months ended June 30, 2024, from $2,288 million in the three months ended June 30, 2023. Cost of goods sold as a percentage of net sales was 76.7% in the three months ended June 30, 2024, compared to 74.4% in the three months ended June 30, 2023.

The decrease in cost of goods sold was primarily due to lower raw materials costs of $14 million, driven by a $61 million decrease due to lower prices. While recovered fiber costs were higher, other raw material prices were lower driving the decrease. This decrease was partially offset by an increase in costs of $34 million primarily due to higher volumes in the Europe segment, an increase of $3 million due to acquisitions, along with a $10 million net negative foreign currency impact, primarily due to the weakening of the U.S. dollar against the Mexican Peso and Colombian Peso.

Energy costs decreased by $66 million, primarily driven by a $73 million decrease in costs due to lower gas and electricity prices.

Payroll costs increased by $19 million, primarily due to inflationary pay increases, partly offset by a decrease in headcount. Distribution costs increased by $19 million, mainly driven by $12 million in higher prices and $5 million from higher volumes. In addition, other costs increased by $30 million, mainly driven by higher depreciation, depletion and amortization, and repair and maintenance expenses.

Cost of goods sold decreased by $209 million, or 4.4%, to $4,496 million in the six months ended June 30, 2024, from $4,705 million in the six months ended June 30, 2023. Cost of goods sold as a percentage of net sales was 76.2% in the six months ended June 30, 2024, compared to 74.5% in the six months ended June 30, 2023.

The decrease in cost of goods sold was primarily due to lower raw materials costs of $128 million, driven by a $217 million decrease due to lower prices in the Europe segment. While recovered fiber costs were higher, other raw material prices were lower driving the decrease. Additionally, raw material costs decreased by $6 million due to the net impact of acquisitions and disposals, primarily due to the disposal of our Russian operations in March 2023. These decreases were partially offset by an increase in costs of $66 million primarily due to higher volumes in the Europe segment, along with a $29 million net negative foreign currency impact, primarily due to the weakening of the U.S. dollar against the Mexican Peso, Colombian Peso and Sterling.

Energy costs decreased by $201 million, primarily driven by a $215 million decrease in costs due to lower gas and electricity prices.

Payroll costs increased by $44 million, primarily due to inflationary pay increases, partly offset by a decrease in headcount. Distribution costs increased by $23 million, mainly driven by $10 million in higher volumes and $9 million due to higher prices. In addition, other costs increased by $53 million, mainly driven by higher depreciation, depletion and amortization, and repairs and maintenance expenses.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses decreased by $5 million, or 1.6%, to $389 million in the three months ended June 30, 2024, from $394 million in the three months ended June 30, 2023. SG&A expenses as a percentage of net sales was 13.1% in the three months ended June 30, 2024, and 12.8% in the three months ended June 30, 2023.

The decrease in SG&A expenses of $5 million was driven by a variety of factors, primarily an $18 million decrease in legal and consultancy fees and other costs, partly offset by a $13 million increase in payroll costs due to inflationary pay increases, partly offset by a decrease in headcount.

SG&A expenses decreased by $4 million, or 0.6%, to $769 million in the six months ended June 30, 2024, from $773 million in the six months ended June 30, 2023. SG&A expenses as a percentage of net sales was 13.0% in the six months ended June 30, 2024, and 12.2% in the six months ended June 30, 2023.

The decrease in SG&A expenses of $4 million was driven by a variety of factors, including an $18 million accrual for the partial recovery of the Italian Competition Authority fine in the six months ended June 30, 2024; a fine of $138 million (€124 million) was originally imposed in 2019 and the partial recovery was confirmed on appeal on March 7, 2024. The $18 million remains receivable as at June 30, 2024. In addition, there was an $11 million decrease in other costs. This decrease was partially offset by a $25 million increase in payroll costs due to inflationary pay increases, partly offset by a decrease in headcount.

Transaction-related Expenses Associated with the Combination

In the three months ended June 30, 2024, Smurfit Kappa incurred $60 million of transaction-related expenses associated with the Combination, which included legal and financial advisory, accounting, and consulting costs incurred in connection with the Combination. There were no expenses associated with the Combination incurred in the three months ended June 30, 2023.

In the six months ended June 30, 2024, Smurfit Kappa incurred $83 million of transaction-related expenses associated with the Combination, which included legal and financial advisory, accounting, and consulting costs incurred in connection with the Combination. There were no expenses associated with the Combination incurred in the six months ended June 30, 2023.

Pension and Other Postretirement Non-Service Expense, Net

Pension and other postretirement non-service expense, net, increased by $19 million, or 192.4%, to $29 million in the three months ended June 30, 2024, from $10 million in the three months ended June 30, 2023.

Pension and other postretirement non-service expense, net, increased by $19 million, or 95.8%, to $39 million in the six months ended June 30, 2024, from $20 million in the six months ended June 30, 2023.

The increase for both the three and six months ended June 30, 2024, was primarily due to a $19 million one-time settlement expense. As part of the Company’s pension de-risking strategy, annuities were purchased with an insurance company for the pensioners in the Irish Executive Fund during the three months ended June 30, 2024. As a result of this transaction, a settlement loss occurred when approximately 70% of the projected benefit obligation was settled.

Interest Expense, Net

Interest expense, net decreased by $4 million, or 11.6%, to $33 million in the three months ended June 30, 2024, from $37 million in the three months ended June 30, 2023. This decrease was primarily due to a reduction in net cash interest costs.

Interest expense, net decreased by $12 million, or 17.5%, to $58 million in the six months ended June 30, 2024, from $70 million in the six months ended June 30, 2023. This decrease was primarily due to a $13 million reduction in net cash interest costs, mainly driven by increased interest income on the Company’s cash balances.

Other Income (Expense), Net

In the three months ended June 30, 2024, other income, net was $5 million. In the three months ended June 30, 2023, other expense, net was $8 million. This increase was primarily due to a move of $10 million in foreign currency fluctuations on monetary assets and liabilities, and a $2 million gain from the sale of property, plant and equipment.

In the six months ended June 30, 2024, other expense, net was $nil. In the six months ended June 30, 2023, other expense, net was $15 million. This decrease was primarily due to a $10 million loss incurred from the disposal of our Russian operations during the six months ended June 30, 2023, with no associated disposal expenses during the six months ended June 30, 2024. In addition, other expense, net, decreased due to a move of $5 million in foreign currency fluctuations on monetary assets and liabilities.

Income Tax Expense

Income tax expense was $55 million in the three months ended June 30, 2024, compared to an income tax expense of $72 million in the three months ended June 30, 2023. The effective tax rate for the three months ended June 30, 2024, was 29.4%, while the effective tax rate for the three months ended June 30, 2023, was 21.2%.

Income tax expense was $131 million in the six months ended June 30, 2024, compared to an income tax expense of $185 million in the six months ended June 30, 2023. The effective tax rate for the six months ended June 30, 2024, was 28.9%, while the effective tax rate for the six months ended June 30, 2023, was 25.2%.

See “Note 9. Income Taxes” of the Condensed Consolidated Financial Statements for the primary factors impacting our effective tax rates.

SEGMENT INFORMATION

Smurfit Kappa has identified its operating segments based on the manner in which reports are reviewed by its Chief Operating Decision Maker, which is determined to be the executive management team responsible for assessing performance, allocating resources and making strategic decisions. Smurfit Kappa has identified two operating segments: Europe and the Americas.

Segment results include items directly attributable to a segment as well as those that can be allocated on a reasonable basis, but exclude central costs such as corporate governance costs, including executive costs, and costs of Smurfit Kappa’s legal, company secretarial, pension administration, tax, treasury and controlling functions and other administrative costs. Segment profit is measured based on Adjusted EBITDA, defined as net income before taxes, interest expense, net, depreciation, depletion and amortization, goodwill impairment, impairment of other assets, transaction-related expenses associated with the Combination, restructuring costs, legislative or regulatory fines and reimbursements, share-based compensation expense, pension expense (excluding current service cost), and other expense, net. For more information on Smurfit Kappa’s segmental Adjusted EBITDA, see “Note 2. Segment Information” of the Condensed Consolidated Financial Statements.

The following table contains selected financial information for Smurfit Kappa’s segments for the three and six months ended June 30, 2024, and 2023:

	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
	($ in millions)
Net sales:
Europe	2,207	2,350	4,397	4,850
The Americas	762	726	1,502	1,466
Total	2,969	3,076	5,899	6,316

Adjusted EBITDA:
Europe	355	432	733	904
The Americas	146	140	259	284
Total	501	572	992	1,188

Net Sales – Europe Segment

The three months ended June 30, 2024, compared to the three months ended June 30, 2023

Net sales for the Europe segment decreased by $143 million, or 6.0%, to $2,207 million in the three months ended June 30, 2024, from $2,350 million in the three months ended June 30, 2023. This decrease was primarily due to a reduction of $232 million due to a lower selling price/mix, driven by lower box pricing. In addition, there was a net negative foreign currency impact of $5 million. The above decreases were partially offset by a positive volume impact of $90 million, primarily driven by an increase in box volumes of 3.2% (excluding the impact of acquisitions), along with a $4 million positive impact from acquisitions.

The six months ended June 30, 2024, compared to the six months ended June 30, 2023

Net sales for the Europe segment decreased by $453 million or 9.3%, to $4,397 million in the six months ended June 30, 2024, from $4,850 million in the six months ended June 30, 2023. This decrease was primarily due to a reduction of $590 million due to a lower selling price/mix, driven by lower box pricing. In addition, there was a net negative impact of $15 million from acquisitions and disposals, primarily due to the disposal of our Russian operations in March 2023. The above decreases were partially offset by a positive volume impact of $137 million, primarily driven by an increase in box volumes of 2.1% (excluding the impact of acquisitions and disposals), along with a $15 million net positive foreign currency impact, primarily due to the weakening of the U.S. dollar against the Sterling.

Adjusted EBITDA – Europe Segment

The three months ended June 30, 2024, compared to the three months ended June 30, 2023

Adjusted EBITDA for the Europe segment decreased by $77 million, or 17.8%, to $355 million in the three months ended June 30, 2024, from $432 million in the three months ended June 30, 2023. This decrease was primarily due to a $143 million decrease in net sales and an increase in payroll and distribution costs, partially offset by a decrease in raw materials and energy costs.

Payroll costs increased by $22 million, due to inflationary pay rises and an increase in headcount. Distribution costs increased by $14 million, primarily due to increased transport prices and higher volumes.

Raw material costs decreased by $27 million, driven by a $71 million decrease due to lower prices. While recovered fiber costs were higher, other raw material prices were lower driving the decrease. This decrease was partially offset by an increase in costs of $41 million due to higher volumes and an increase of $3 million in relation to acquisitions.

Energy costs decreased by $65 million, primarily driven by lower gas and electricity prices.

The six months ended June 30, 2024, compared to the six months ended June 30, 2023

Adjusted EBITDA for the Europe segment decreased by $171 million, or 18.9%, to $733 million in the six months ended June 30, 2024, from $904 million in the six months ended June 30, 2023. This decrease was primarily due to a $453 million decline in net sales and an increase in payroll and distribution costs, partially offset by a decrease in raw materials and energy costs.

Payroll costs increased by $42 million, due to an increase in pay due to inflationary pay rises and an increase in headcount. Distribution costs increased by $15 million, primarily due to higher volumes and prices.

Raw material costs decreased by $140 million, driven by a $215 million decrease due to lower prices. While recovered fiber costs were higher, other raw material prices were lower driving the decrease. In addition, the net impact of acquisitions and disposals resulted in a decrease in raw material costs of $6 million, primarily due to the disposal of our Russian operations in March 2023. These decreases were partially offset by an increase in costs of $72 million due to higher volumes, along with a $9 million net negative foreign currency impact, primarily due to the weakening of the U.S. dollar against the Sterling.

Energy costs decreased by $200 million, primarily driven by lower gas and electricity prices.

Net Sales – Americas Segment

The three months ended June 30, 2024, compared to the three months ended June 30, 2023

Net sales for the Americas segment increased by $36 million, or 4.8%, to $762 million in the three months ended June 30, 2024, from $726 million in the three months ended June 30, 2023. This increase was due to a net positive volume impact of $19 million, along with a net positive foreign currency impact of $33 million, mainly from the weakening of the U.S. dollar against the Mexican Peso and Colombian Peso, offset by a lower selling price/mix of $16 million.

The six months ended June 30, 2024, compared to the six months ended June 30, 2023

Net sales for the Americas segment increased by $36 million, or 2.5%, to $1,502 million in the six months ended June 30, 2024, from $1,466 million in the six months ended June 30, 2023. This increase was due to a net positive volume impact of $11 million, along with a net positive foreign currency impact of $75 million, mainly from the weakening of the U.S. dollar against the Mexican Peso and Colombian Peso. These increases were partially offset by a lower selling price/mix of $52 million.

Adjusted EBITDA – Americas Segment

The three months ended June 30, 2024, compared to the three months ended June 30, 2023

Adjusted EBITDA for the Americas segment increased by $6 million, or 4.7%, to $146 million in the three months ended June 30, 2024, from $140 million in the three months ended June 30, 2023. This increase was primarily due to a $36 million increase in net sales, partially offset by higher raw materials, payroll and distribution costs.

Raw material costs increased by $11 million, primarily due to a $7 million increase in price, and a $10 million net negative foreign currency impact from the weakening of the U.S. dollar against the Mexican Peso and Colombian Peso. These increases were partially offset by a $6 million decrease due to lower production volumes.

Payroll costs increased by $10 million, primarily due to an increase in pay due to inflationary pay increases, partly offset by a decrease in headcount. Distribution costs increased by $4 million, primarily due to higher prices.

The six months ended June 30, 2024, compared to the six months ended June 30, 2023

Adjusted EBITDA for the Americas segment decreased by $25 million, or 8.8%, to $259 million in the six months ended June 30, 2024, from $284 million in the six months ended June 30, 2023. This decrease was primarily due to higher raw materials, payroll and distribution costs, partially offset by a $36 million increase in net sales.

Raw material costs increased by $10 million, primarily due to a $20 million net negative foreign currency impact from the weakening of the U.S. dollar against the Mexican Peso and Colombian Peso. This increase was partially offset by a $4 million decrease due to lower prices and a $6 million decrease due to lower production volumes.

Payroll costs increased by $26 million, primarily due to an increase in pay due to inflationary pay increases, partly offset by a decrease in headcount. Distribution costs increased by $8 million, primarily due to increased transport prices. In addition, other costs increased by $17 million, driven by higher depreciation, depletion and amortization, and repair and maintenance expenses.

LIQUIDITY AND CAPITAL RESOURCES

Sources and Uses of Cash

Smurfit Kappa’s primary sources of liquidity are the cash flows generated from its operations, along with borrowings under its Existing RCF prior to the date of cancellation on July 5, 2024, and its new Revolving Credit Facility (“New RCF”) entered into on June 28, 2024.

See “Note 7. Debt” of the Notes to the Condensed Consolidated Financial Statements included elsewhere in this Exhibit to the Current Report on Form 8-K for more information regarding Smurfit Kappa’s debt during the six months ended June 30, 2024. The primary uses of this liquidity are to fund Smurfit Kappa’s day-to-day operations, capital expenditure, debt service, dividends and other investment activity, including acquisitions.

In connection with the Combination, on April 3, 2024, Smurfit Kappa Treasury Unlimited Company, a wholly owned subsidiary of Smurfit Kappa, (“SK Treasury”) completed an offering in the aggregate principal amount of $2,750 million of senior unsecured notes in three series, comprised of the following: $750 million aggregate principal amount of 5.200% senior notes due 2030 (the “2030 Notes”), $1,000 million aggregate principal amount of 5.438% senior notes due 2034 (the “2034 Notes”) and $1,000 million aggregate principal amount of 5.777% senior notes due 2054 (the “2054 Notes” and, together with the 2030 Notes and 2034 Notes, the “Notes” or the “Financing”) (such offering, the “Notes Offering”).

SK Treasury used the proceeds from the Notes Offering to (i) finance the payment of the Cash Consideration, (ii) finance the payment of fees, commissions, costs and expenses in relation to the Combination and the Offering and intends to use the remaining proceeds from the Offering (iii) for general corporate purposes, including the repayment of indebtedness, and (iv) use an amount equivalent to the proceeds of the Offering to finance or refinance a portfolio of eligible green projects in accordance with Smurfit Kappa’s Green Finance Framework, which Smurfit Kappa may, in the future, update in line with developments in the market.

On June 28, 2024, conditional upon the closing of the Combination, the Company entered into the New Credit Agreement with certain lenders and Wells Fargo Bank, National Association, as agent, providing for (i) the $600 million Term Loan Facility, (ii) a multicurrency revolving loan facility in an aggregate principal amount of $4,500 million including a swingline sub-facility in an aggregate principal amount of $500 million (together, defined above as the New RCF). On July 2, 2024, the Term Loan Facility of $600 million under the New Credit Agreement was cancelled prior to any drawdown and no early termination penalties were incurred as a result of the cancellation.

On July 5, 2024, the Company cancelled the €1,350 million Existing RCF. There were no early termination penalties incurred as a result of the termination of the Existing RCF.

On July 5, 2024, following the Combination, the Company, in exchange for an intercompany loan with WestRock, funded the prepayment and cancellation of the $750 million delayed draw term loan agreement as held by WestRock at that date.

The Company believes that the cash flows generated from its operations, cash on hand, available borrowings under the New RCF and receivables securitization programs, and available capital through access to capital markets will be adequate to meet its liquidity and capital requirements, including payments of any declared common stock dividends, for the next 12 months and for the foreseeable future.

Smurfit Kappa is a party to enforceable and legally binding contractual obligations involving commitments to make payments to third parties. These obligations impact Smurfit Kappa’s short-term and long-term liquidity and capital resource needs. Certain contractual obligations are reflected on Smurfit Kappa’s Condensed Consolidated Balance Sheet as of June 30, 2024, while others are considered future obligations. Smurfit Kappa’s contractual obligations primarily consist of items such as long-term debt, including current portion, lease obligations, purchase obligations and other obligations. See the paragraph entitled “Contractual Obligations and Commitments” for details of where this information can be found.

As of June 30, 2024, Smurfit Kappa had $6,478 million of debt, of which $387 million was current. As of June 30, 2024, Smurfit Kappa held cash and cash equivalents of $3,325 million, of which $2,819 million were held in U.S. dollar, $392 million were held in Euro, $27 million were held in Sterling, and $87 million were held in other currencies. As of June 30, 2024, Smurfit Kappa had $23 million of restricted cash, of which $5 million of restricted cash was held in securitization bank accounts and a further $18 million of restricted cash was held in other Smurfit Kappa subsidiaries and by a trust which facilitates the operation of Smurfit Kappa’s long-term incentive plans. Restricted cash comprises cash held by Smurfit Kappa, but which is used as security for specific financing arrangements, and to which Smurfit Kappa does not have unfettered access.  As discussed above, on July 5, 2024, Smurfit Kappa paid consideration of $1,291 million for the cash component of the Combination. See the paragraph entitled “Overview” for additional details.

Included within the carrying value of Smurfit Kappa’s borrowings as of June 30, 2024, are debt issuance costs of $46 million, of which $8 million is current, all of which will be recognized in interest expense in Smurfit Kappa’s Condensed Consolidated Statement of Operations using the effective interest rate method over the remaining life of the borrowings.

Committed facilities (excluding short-term sundry bank loans, and overdrafts) as of June 30, 2024, amounted to $8,156 million, of which $6,376 million was utilized and $1,780 was not utilized at June 30, 2024. The weighted average period until maturity of undrawn committed facilities was 1.7 years as of June 30, 2024.

Borrowing agreements related to Smurfit Kappa's Existing RCF contained certain covenants that restrict its flexibility to incur additional indebtedness or create additional liens on its assets. Smurfit Kappa’s borrowing agreements also contained financial covenants, the primary ones at June 30, 2024, being a maximum net borrowings to covenant EBITDA of 3.75 times and a minimum covenant EBITDA to net interest payable of 3.00 times (in each case defined in the relevant facility agreement). As of June 30, 2024, Smurfit Kappa was in full compliance with the requirements of its covenant agreements. As of June 30, 2024, as defined in the relevant facility agreement, net borrowings to covenant EBITDA was 1.7 times and covenant EBITDA to net interest was 16.0 times.

Under the Transaction Agreement, Smurfit Kappa was subject to a range of restrictions on the conduct of its business and generally must operate its business in the ordinary course consistent with past practice prior to Completion, subject to certain exceptions set forth in the Transaction Agreement. The Transaction Agreement also contained covenants that restricted Smurfit Kappa’s ability to undertake certain actions without consent from WestRock, including its ability to incur additional indebtedness or to modify its existing debt arrangements under certain circumstances. Subject to these restrictions, during the quarter ended June 30, 2024, Smurfit Kappa funded its capital expenditures, debt service, dividends and other investment activity for the foreseeable future using the items discussed above. Following completion of the Combination, these restrictions are no longer applicable. In addition, Smurfit Kappa regularly reviews its capital structure and conditions in the private and public debt markets in order to optimize its mix of indebtedness. In connection with these reviews, Smurfit Kappa may seek to refinance existing indebtedness to extend maturities, reduce borrowing costs or otherwise improve the terms and composition of its indebtedness.

Cash Flow Activity

The following table contains selected financial information from Smurfit Kappa’s Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2024, and 2023:

	Six months ended
	June 30, 2024	June 30, 2023
	($ in millions)
	2024	2023
Net cash provided by operating activities	382	570
Net cash used for investing activities	(410)	(460)
Net cash provided by (used for) financing activities	2,382	(310)

Net cash provided by operating activities decreased by $188 million, or 33.0%, to $382 million in the six months ended June 30, 2024, from $570 million in the six months ended June 30, 2023, primarily due to a $187 million decrease in net income adjusted for non-cash items, including depreciation, depletion and amortization, share-based compensation expense, deferred tax benefit, and pension and other postretirement funding more than cost. Additionally, net cash from operating activities decreased due to a $92 million decrease in cash from the move in other assets and $42 million for the move in working capital, partially offset by a $79 million increase in cash from the move in accrued liabilities and other and a $54 million increase in cash from the move in income taxes payable or refundable. The working capital outflow in the six months ended June 30, 2024, was $268 million, compared to a working capital outflow of $226 million in the six months ended June 30, 2023. The outflow in the six months ended June 30, 2024, was primarily due to an increase in accounts receivable as a result of higher box volumes in Europe.

Net cash used for investing activities of $410 million in the six months ended June 30, 2024, consisted primarily of capital expenditures of $385 million. Net cash used for investing activities of $460 million in the six months ended June 30, 2023, consisted primarily of capital expenditures of $459 million.

Net cash provided by financing activities was $2,382 million in the six months ended June 30, 2024, which consisted primarily of additions to debt of $2,812 million (refer above to the Notes Offering for additional details), partially offset by cash dividends paid to stockholders of $335 million, repayments of debt of $33 million, debt issuance costs of $29 million, and purchases of treasury stock of $27 million. Net cash used for financing activities of $310 million in the six months ended June 30, 2023, consisted primarily of cash dividends paid to stockholders of $299 million, repayments of debt of $44 million, and purchases of treasury stock of $30 million. Net cash used for financing activities was, partially offset by additions to debt of $69 million.

Contractual Obligations and Commitments

There have been no material changes to the contractual obligations and commitments disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Registration Statement since the fiscal year ended December 31, 2023.

Off-Balance Sheet Arrangements

As of June 30, 2024, Smurfit Kappa did not have any off-balance sheet arrangements.

NON-GAAP FINANCIAL MEASURES

Definitions

Non-GAAP Financial Measures

Smurfit Kappa reports its financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, management believes certain non-GAAP financial measures, as discussed below, provide Smurfit Kappa’s board of directors, investors, potential investors securities analysts and others with additional meaningful financial information that may be relevant when assessing its ongoing performance. Smurfit Kappa management also uses these non-GAAP financial measures in making financial, operating and planning decisions, and in evaluating company performance. Non-GAAP financial measures are not intended to be considered in isolation of or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP and should be viewed in addition to, and not as an alternative for, the GAAP results. The non-GAAP financial measures Smurfit Kappa present may differ from similarly captioned measures presented by other companies. Smurfit Kappa uses the non-GAAP financial measures “Adjusted EBITDA,” “Net Debt,” “Net Leverage Ratio,” “Adjusted Net Income,” and “Adjusted EPS.”

Adjusted EBITDA

Smurfit Kappa uses the non-GAAP financial measure “Adjusted EBITDA” to evaluate its overall performance. The composition of Adjusted EBITDA is not addressed or prescribed by GAAP. Smurfit Kappa defines Adjusted EBITDA as net income before taxes, interest expense, net, depreciation, depletion and amortization expense, goodwill impairment, impairment of other assets, transaction-related expenses associated with the Combination, restructuring costs, legislative or regulatory fines and reimbursements, share-based compensation expense, pension expense (excluding current service cost), and other expense, net. Smurfit Kappa views Adjusted EBITDA as an appropriate and useful measure used to compare financial performance between periods.

Management believes that the most directly comparable GAAP measure to Adjusted EBITDA is “Net income”. Management believes this measure provides Smurfit Kappa’s management, board of directors, investors, potential investors, securities analysts and others with useful information to evaluate Smurfit Kappa’s performance because, in addition to income tax expense, depreciation, depletion and amortization expense, interest expense, net, pension expense (excluding current service cost), and share-based compensation expense, Adjusted EBITDA also excludes restructuring costs, impairment of goodwill and other assets and other specific items that management believes are not indicative of the operating results of the business. Smurfit Kappa and its board of directors use this information in making financial, operating and planning decisions and when evaluating Smurfit Kappa’s performance relative to other periods.

Set forth below is a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net income, the most directly comparable GAAP measure, for the periods indicated.

		Three months ended		Six months ended
	Last Twelve Months	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
	($ in millions)
Net income	601	132	267	323	548
Income tax expense	258	55	72	131	185
Depreciation, depletion and amortization	605	160	143	308	283
Impairment of other assets (1)	5	—	—	—	—
Transaction-related expenses associated with the Combination	161	60	—	83	—
Legislative or regulatory fines and reimbursements	(18)	—	—	(18)	—
Interest expense, net	127	33	37	58	70
Restructuring costs	27	—	—	—	—
Pension expense (excluding current service cost)	68	29	10	39	20
Share-based compensation expense	61	16	19	31	36
Other expense, (income), net	31	(5)	8	—	15
Adjusted EBITDA	1,926	480	556	955	1,157

(1) For the last twelve months ended June 30, 2024, impairment of other assets is made up of impairment of non-current assets of $5 million.

Net Debt and Net Leverage Ratio

Smurfit Kappa uses the non-GAAP financial measures “Net Debt” and “Net Leverage Ratio” as useful measures to highlight the overall movement resulting from its operating and financial performance and its overall leverage position. Management believes these measures provide Smurfit Kappa’s board of directors, investors, potential investors, securities analysts and others with useful information to evaluate Smurfit Kappa’s repayment of debt relative to other periods. Smurfit Kappa defines Net Debt as borrowings net of cash and cash equivalents. Smurfit Kappa defines Net Leverage Ratio as Net Debt divided by last twelve months (“LTM”) Adjusted EBITDA.

Set forth below is a reconciliation of the non-GAAP financial measure Net Debt and Net Leverage Ratio to total borrowings, the most directly comparable GAAP measure, for the periods indicated.

	June 30, 2024		December 31, 2023
	($ in millions, except Net Leverage Ratio)
Current portion of debt (1)	387		78
Non-current debt due after one year (1)	6,045		3,669
Less:
Cash and cash equivalents	(3,325)		(1,000)
Net Debt	3,107		2,747
Adjusted EBITDA (LTM)	1,926		2,128
Net Leverage Ratio (Net Debt/Adjusted EBITDA (LTM))	1.6	x	1.3	x

(1) Includes unamortized debt issuance costs.

Adjusted Net Income and Adjusted Earnings per Share

Smurfit Kappa uses the non-GAAP financial measures “Adjusted Net Income” and “Adjusted Earnings Per Share”. Management believes these measures provide Smurfit Kappa’s management, board of directors, investors, potential investors, securities analysts and others with useful information to evaluate Smurfit Kappa’s performance because they exclude transaction-related expenses associated with the Combination and other specific items that management believes are not indicative of the operating results of the business. Smurfit Kappa and its board of directors use this information when making financial, operating and planning decisions and when evaluating Smurfit Kappa’s performance relative to other periods. Smurfit Kappa believes that the most directly comparable GAAP measures to Adjusted Net Income and Adjusted Earnings Per Share are Net income attributable to common stockholders and basic earnings per share attributable to common stockholders (“Earnings Per Share - Basic”).

Set forth below is a reconciliation of the non-GAAP financial measure Adjusted Net Income to Net income attributable to common stockholders and Earnings per share to Adjusted Earnings per Share, the most directly comparable GAAP measures for the periods indicated.

	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
	(in $ millions, except per share data)
Net income attributable to common stockholders	132	267	323	548
Transaction-related expenses associated with the Combination	60	—	83	—
Legislative or regulatory fines and reimbursements	—	—	(18)	—
Adjusted Net Income	192	267	388	548

Earnings Per Share - Basic	0.51	1.03	1.25	2.12
Transaction-related expenses associated with the Combination	0.23	—	0.32	—
Legislative or regulatory fines and reimbursements	—	—	(0.07)	—
Adjusted Earnings Per Share – Basic	0.74	1.03	1.50	2.12

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

There have been no material changes during the three months ended June 30, 2024, to Smurfit Kappa’s critical accounting policies and estimates disclosed in the Registration Statement.

NEW ACCOUNTING STANDARDS

See “Note 1. Description of Business and Summary of Significant Accounting Policies” of the Notes to the Condensed Consolidated Financial Statements for a full description of recent accounting pronouncements, including the respective expected dates of adoption and expected effects on Smurfit Kappa’s results of operations and financial condition.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Information relating to quantitative and qualitative disclosures about market risk is shown in the Registration Statement, which information is incorporated herein by reference. There have been no material changes in the Company’s exposure to market risk since December 31, 2023.